Exhibit 10.1

AMENDMENT NO.1

TO THE

2005 OMNIBUS STOCK AND INCENTIVE PLAN

FOR

THOMAS GROUP, INC.

Thomas Group, Inc., a Delaware corporation (the “Company”), hereby adopts the following Amendment No.1 to the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (this “Amendment”), effective August 13, 2010 (the “Effective Date”).

WHEREAS, on December 20, 2005, the Board of Directors of the Company (the “Board”) adopted the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (the “Plan”), subject to approval of the Stockholders of the Company, which approval was obtained on December 12, 2006; and

WHEREAS, effective as of the Effective Date, the Company has effected a reverse stock split of the Company’s Common Stock, par value $.01 per share (“Common Stock”), at a ratio of one-for-five shares (the “Reverse Stock Split”), pursuant to the authority granted to the Board by the Stockholders of the Company at the Company’s 2010 Annual Meeting of Stockholders; and

WHEREAS, the Board desires to amend the Plan to adjust the number of shares of Common Stock reserved for issuance under the Plan in order to reflect the Reverse Stock Split, as contemplated by Section II of the Plan; and

WHEREAS, the Board has the power to amend the Plan pursuant to Section 21 thereof, and the Board has approved this Amendment and authorized it for execution on behalf of the Company;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Amendment. Section 3 of the Plan is hereby deleted it in its entirety and replaced with the following:

“3.                                 Award of Reserved Shares.

(a) The number of Reserved Shares is Two Hundred Thousand (200,000) Shares. To the extent any Award shall terminate, expire or be canceled, the Reserved Shares subject to such Award (or with respect to which the Award is measured), shall remain Reserved Shares. Where an Award is settled on a basis other than the issuance of Reserved Shares, the Reserved Shares which measured the amount of such Award settlement shall be canceled and no longer considered Reserved Shares.

(b) Notwithstanding any provision in this Plan to the contrary, in order to insure that Performance Awards are performance-based compensation within the meaning of Section 162(m) of the Code, no person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible for a grant during a single calendar year of an Award with respect to, or measured by, more than One Hundred Forty Thousand (140,000) Reserved Shares. The limitation under this Section 3(b) shall be construed so as to comply with the requirements of Section 162(m) of the Code.”

2.                                       Defined Terms. Unless otherwise stated herein, each capitalized term used in this Amendment shall have the same meaning as provided for such capitalized term in the Plan. From and after the date hereof, all references in the Plan, as amended by this Amendment, to the “Plan” shall mean the Plan, as amended by this Amendment.

3.                                       Ratification. As expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with its terms and is hereby confirmed and ratified in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer on October 11, 2010, to be effective as of the Effective Date.

Effective Date: August 13, 2010	/s/ FRANK W. TILLEY
Frank W. Tilley
Chief Financial Officer and Vice President
Principal Financial Officer